EXHIBIT 5.1

FORM OF OPINION OF O’MELVENY & MYERS LLP

[Letterhead of O’Melveny & Myers LLP]

Sand Hill Road

Menlo Park, California 94025

March 5, 2009

Exar Corporation

48720 Kato Road

Fremont, California 94538

Ladies and Gentlemen:

We have acted as special counsel to Exar Corporation, a Delaware corporation (the “Company”) in connection with its Registration Statement on Form S-4 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on March 3, 2009, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), to be issued in connection with the transactions contemplated by the Merger Agreement, dated as of February 23, 2009 (the “Merger Agreement”), among the Company, Hybrid Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and hi/fn, inc., a Delaware corporation.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of expressing the opinion contained herein, including, without limitation, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Registration Statement and the Merger Agreement.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such later documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. As to any facts which we have not independently established or verified, we have relied upon statements and representations of representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware as of the date hereof. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any other jurisdiction.

The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered solely to you in connection with the above matter, and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this Firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ O’Melveny & Myers LLP